EXHIBIT 3 - FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT


                              FIRST AMENDMENT

                                     TO

                       SECURITIES PURCHASE AGREEMENT

     FIRST AMENDMENT (this "First Amendment") dated as of May 5, 2000, by and among PROMEDCO MANAGEMENT COMPANY, a Delaware corporation (the "Company"), GS CAPITAL PARTNERS III, L.P., a Delaware limited partnership ("GSCP"), and certain affiliates of GSCP set forth on the signature page of this First Amendment (the "GSCP Affiliates", and collectively with GSCP and including their respective successors and assigns, the "Investors", and each individually, an "Investor").

     WHEREAS, the Company and the Investors previously entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") dated as of January 13, 2000; and

     WHEREAS, the Company and the Investors desire to amend the Securities Purchase Agreement as set forth herein.

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. DEFINED TERMS; INTERPRETATION. Unless otherwise specifically defined herein, each term used herein which is defined in the Securities Purchase Agreement has the meaning assigned to such term in the Securities Purchase Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Securities Purchase Agreement shall from and after the effective date of this First Amendment refer to the Securities Purchase Agreement as amended hereby, except in any instance in the Securities Purchase Agreement where any such reference relates to the date of the execution of the Securities Purchase Agreement in which instance such reference shall relate to the Securities Purchase Agreement without giving effect to this amendment.

     SECTION 2. AMENDMENTS. The Securities Purchase Agreement is hereby amended as follows:

     (a) The second and third "Whereas" clauses are hereby amended and restated in their entirety as follows:

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the second closing (the "Second Closing"), the Company wishes to issue and sell to the Investors, and the Investors wish to purchase from the Company, an aggregate of 425,000 shares of the Company's Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") and warrants (the "Warrants") to purchase up to 125,000 shares of the Company's Series B Convertible Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"; and together with the Series A Preferred Stock, the "Preferred Stock"); and

          WHEREAS, the Investors and the Company desire to provide for the purchase and sale of the Notes, the GS Shares, the Series A Preferred Stock and the Warrants and to establish certain rights and obligations in connection therewith.

     (b) The definitions of "Additional Financing" and "Certificate of Designation" in Section 1.1 are hereby deleted.

     (c) The following definitions from Section 1.1 are hereby amended and restated in their entirety:

          "Conversion Shares" shall mean the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock.

          "Preferred Stock" shall mean the Series A Preferred Stock and the Series B Preferred Stock.

          "Second Closing Payment" shall be an amount in cash equal to $795,000 payable to the Investors at the Second Closing as provided in
Section 2.4.

          "Shareholder Rights Plan" shall mean the Agreement, dated as of February 18, 1997, between the Company and Harris Trust Company, as Rights Agent, as amended.

          "Standstill Period" shall mean the period from the date hereof until the later of (i) the third anniversary of the date hereof and (ii) the date on which GSCP and the GSCP Affiliates and Affiliates controlled by them beneficially own, in the aggregate, a number of shares of Common Stock constituting less than 10.0% of the Second Closing Ownership Amount (as such ownership may be adjusted from time to time for stock splits, reverse stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events).

          "Transaction Documents" shall mean this Agreement, the Notes, the Warrant Agreement, the Voting Agreements, the Lock-up Agreements, the Series A Certificate of Designation, the Series B Certificate of Designation, the Registration Rights Agreement and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby or thereby.

     (d) The following definitions are hereby added to Section 1.1:

          "Amended and Restated Credit Agreement" shall have the meaning ascribed thereto in Section 5.3.

          "PIK Notes" shall have the meaning ascribed thereto in the Notes.

          "Series A Certificate of Designation" shall have the meaning ascribed thereto in Section 2.6(a)(iv).

          "Series B Certificate of Designation" shall have the meaning ascribed thereto in Section 2.6(a)(v).

          "Second Closing Ownership Amount" shall mean the number of shares of Common Stock beneficially owned by the Investors as of the Second Closing (excluding the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock).

          "Series A Preferred Stock" shall have the meaning ascribed thereto in the recitals.

          "Series B Preferred Stock" shall have the meaning ascribed thereto in the recitals.

          "Warrant Agreement" shall have the meaning ascribed thereto in
Section 2.6(a)(iii).

          "Warrant Shares" shall mean the shares of Series B Preferred Stock issuable upon exercise of the Warrants.

          "Warrants" shall have the meaning ascribed thereto in the recitals.

     (e) The heading of Article II is hereby amended and restated in its entirety as follows:


                                 ARTICLE II

      ISSUANCE AND SALE OF NOTES, GS SHARES, SERIES A PREFERRED STOCK
                               AND WARRANTS

     (f) Section 2.4 is hereby amended and restated in its entirety as follows:

          2.4. Second Issuance, Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Second Closing, the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company, the number of shares of Series A Preferred Stock and Warrants set forth opposite such Investor's name on the signature page of the First Amendment to this Agreement (i) for an aggregate cash purchase price equal to $26,500,000, minus the sum of (x) the Second Closing Payment, (y) any accrued and unpaid interest on the Notes through and including the Second Closing Date and (z) the aggregate principal amount of any PIK Notes issued to the Investors together with any accrued and unpaid interest thereon through and including the Second Closing Date (the "Second Closing Cash Purchase Price"), and (ii) in exchange for all of the Notes and GS Shares issued to such Investor at the Initial Closing (the transactions to occur at the Second Closing, the "Second Purchase"); provided, that the Investors shall have the right to reallocate among the Investors the Series A Preferred Stock and Warrants to be purchased by each Investor by delivering written notice of such reallocation to the Company not less than three days prior to the Second Closing so long as such reallocation does not change the total number of Series A Preferred Stock and Warrants being acquired hereunder or the Second Closing Purchase Price. The Company and the Investors agree that for U.S. federal, state and local income Tax purposes, the portion of the Second Closing Cash Purchase Price allocable to the Warrants shall be $547,797. The Company and the Investors agree that they shall not take any position inconsistent with any such allocation.

     (g) Section 2.6(a) is hereby amended and restated in its entirety as follows:

               (a) At the Second Closing, the Company shall deliver to the Investors the following:

               (i) certificates representing the shares of Series A Preferred Stock in the amounts set forth opposite such Investor's name on the signature page to the First Amendment to this Agreement;

               (ii) certificates representing the number of Warrants being purchased by each Investor as set forth opposite such Investor's name on the signature page to the First Amendment to this Agreement;

               (iii) an executed copy of the Warrant Agreement, in the form of Exhibit A to the First Amendment to this Agreement (the "Warrant Agreement");

               (iv) a copy of the Certificate of Designation of the Series A Preferred Stock (the "Series A Certificate of Designation"), as filed with the Secretary of State of the State of Delaware;

               (v) a copy of the Certificate of Designation of the Series B Preferred Stock (the "Series B Certificate of Designation"), as filed with the Secretary of State of the State of Delaware;

               (vi) a copy of the executed Amended and Restated Credit Agreement and evidence, satisfactory to the Investors, that the transactions contemplated thereunder shall have closed prior to or simultaneously with the Second Closing;

               (vii) an opinion of the Company's counsel, dated as of the Second Closing Date, addressed to the Investors in the form of Exhibit B to the First Amendment to this Agreement, which opinion shall be satisfactory to the Investors;

               (viii) a copy of the resolutions adopted by the Company's stockholders at the Stockholders Meeting, which resolutions shall be satisfactory to the Investors;

               (ix) evidence, satisfactory to the Investors, that the Preferred Designees have been appointed to the Board of Directors and that the Board of Directors consists of ten directors effective as of the Second Closing;

               (x) evidence, satisfactory to the Investors, that the Warrant Shares have been reserved for issuance and delivery;

               (xi) evidence, satisfactory to the Investors, that the Conversion Shares have been reserved for issuance and delivery upon conversion of the Preferred Stock;

               (xii) copies of all third-party consents required to be obtained by the Company prior to the Second Closing as set forth on
     Schedule 6.2(h), which consents shall be satisfactory to the Investors;

               (xiii) an Officers' Certificate, dated as of the Second Closing Date, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied; and

               (xiv) such other instruments and documents as the Investors reasonably request.

     (h) Section 2.6(b)(ii) is hereby amended by adding the words "and any PIK Notes issued to the Investors prior to the Second Closing" after the words "Initial Closing".

     (i) The heading and preamble of Article III is hereby amended and restated in its entirety as follows:


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to each Investor, as of January 13, 2000 with respect to all representations and warranties and as of May 5, 2000 with respect to all representations and warranties that were modified by the First Amendment to this Agreement, and as of the Second Closing Date with respect to all of the representations and warranties (to the extent the Second Closing is consummated), as follows:

     (j) Section 3.2 is hereby amended and restated in its entirety as follows:

          3.2. Due Authorization. The Company has all right, corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party, the issuance and sale of the Notes, the GS Shares, the Series A Preferred Stock and the Warrants by the Company and the compliance by the Company with each of the provisions of this Agreement and each of the other Transaction Documents to which it is a party (including the reservation and issuance of the Conversion Shares, the reservation and issuance of Warrant Shares, and the consummation by the Company of the transactions contemplated hereby and thereby) (a) are within the corporate power and authority of the Company and (b) have been duly authorized by all requisite corporate proceedings on the part of the Company, except for the approval by the stockholders of the Company referenced in Section 5.6. The Board of Directors has determined that it is advisable and in the best interest of the Company's stockholders for the Company to consummate the issuance and sale of the Notes, the GS Shares, the Series A Preferred Stock and the Warrants upon the terms and subject to the conditions set forth in this Agreement, and has unanimously recommended that the Company's stockholders approve the transactions referenced in Section 5.6. As of May 5, 2000, the Board of Directors consists of eight directors and the Initial Noteholder Designee has been duly appointed to serve as a member of the Board of Directors and the Executive Committee of the Board of Directors as of January 20, 2000. This Agreement has been, and each of the other Transaction Documents to which the Company is a party when executed and delivered by the Company will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Company will constitute, a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability against the Company may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to the rights of creditors generally. The GS Shares have been duly and validly issued and are outstanding, fully paid and nonassessable. At the Second Closing, the Conversion Shares will be validly reserved for issuance, and upon issuance in accordance with the Series A Certificate of Designation and Series B Certificate of Designation will be duly and validly issued and outstanding, fully paid and nonassessable. At the Second Closing, the Warrant Shares will be validly reserved for issuance, and upon issuance in accordance with the terms of the Warrants will be duly and validly issued and outstanding, fully paid and nonassessable.

     (k) Section 3.3 is hereby amended and restated in its entirety as follows:

          3.3. Capitalization. As of January 13, 2000 and May 5, 2000, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, of which 21,732,423 shares are issued and outstanding and
(ii) 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than the shares of Series A Preferred Stock to be issued to the Investors at the Second Closing and the Warrant Shares, no shares of capital stock of the Company are entitled to preemptive rights. Except as set forth on Schedule 3.3, as disclosed in the SEC Reports or as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock of the Company, or any Commitments of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company or any of the Subsidiaries is or may become bound to issue or grant additional shares of its capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except as set forth on Schedule 3.3, as disclosed in the SEC Reports or as contemplated by this Agreement or the other Transaction Documents, (i) the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person or entity and (ii) there are no voting trusts, stockholders agreements, proxies or other Commitments or understandings in effect to which the Company is a party or of which it has Knowledge with respect to the voting or transfer of any of the shares of Common Stock. Except as set forth on Schedule 3.3, to the extent that any options, warrants or any of the other rights described above are outstanding, neither the issuance and sale of the Notes, the GS Shares, the Preferred Stock, the Warrants, nor the issuance of any Conversion Shares or the Warrant Shares will result in an adjustment of the exercise or conversion price or number of shares issuable upon the exercise or conversion of any such options, warrants or other rights.

     (l) Section 3.9 of the Securities Purchase Agreement is hereby amended by adding the following paragraph (c) to the end thereof:

          (c) The Company has received all consents required to be obtained prior to the execution and delivery of the First Amendment to this Agreement including, without limitation, the consent of the Required Lenders under the Credit Agreement to the transactions contemplated hereby and by the other Transaction Documents. The Company has delivered to the Investors a complete and correct copy of a commitment letter from General Electric Capital Corporation relating to its agreement to purchase $20 million in aggregate principal amount of the Company's Tranche B Term Notes under the Amended and Restated Credit Agreement.

     (m) Section 3.20 of the Securities Purchase Agreement is hereby amended and restated in its entirety as follows:

          3.20. Offering of the Notes, the GS Shares, the Series A Preferred Stock and the Warrants. (a) It is not necessary in connection with the offer, sale and delivery of the Notes, the GS Shares, the Series A Preferred Stock or the Warrants to the Investors to register the Notes, the GS Shares, the Series A Preferred Stock or the Warrants under the Securities Act. Until such time as the exchange notes are issued pursuant to the Exchange and Registration Rights Agreement or the Notes or exchange notes are otherwise registered pursuant to an effective registration statement under the Securities Act, it is not necessary to qualify an indenture relating to the Notes or exchange notes under the TIA.

          (b) The Company has not, directly or indirectly, offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Notes, the GS Shares, the Series A Preferred Stock or the Warrants and require any of the Notes, the GS Shares, the Series A Preferred Stock or the Warrants to be registered under the Securities Act. None of the Company, its Affiliates or any person acting on its or any of their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Notes, the GS Shares, the Preferred Stock or the Warrants. With respect to any Notes, GS Shares, Series A Preferred Stock or Warrants, if any, sold in reliance upon the exemption afforded by Regulation S: (i) none of the Company, its Affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any Person acting on its or their behalf has complied and will comply with the offering restrictions set forth in Regulation S.

          (c) The Notes are eligible for resale pursuant to Rule 144A and will not, as of the date hereof, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

     (n) Section 3.22 is hereby amended and restated in its entirety as follows:

          3.22. Solvency. The Company is not, and after giving effect to the issuance and sale of the Notes, the GS Shares, the Series A Preferred Stock and the Warrants, and the exercise of the Warrants and the purchase of the Warrant Shares in connection therewith, and the application of the proceeds therefrom will not be, insolvent within the meaning of Title 11 of the United States Code or any comparable state law provision.

     (o) Section 4.1 is hereby amended and restated in its entirety as follows:

          4.1. Acquisition for Investment. Such Investor is acquiring the Notes, the GS Shares, the Series A Preferred Stock and the Warrants for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

     (p) Section 4.2 is hereby amended and restated in its entirety as follows:

          4.2. Restricted Securities. Such Investor understands that (i) the Notes, the GS Shares, the Series A Preferred Stock and the Warrants will not be registered under the Securities Act or any state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the Notes, the GS Shares, the Series A Preferred Stock, the Warrants, the Conversion Shares and the Warrant Shares, may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

     (q) Section 5.1(iii) is hereby amended by deleting the words
"Certificate of Designation" and inserting in place thereof the words "Series A Certificate of Designation and Series B Certificate of
Designation".

     (r) Section 5.3 is hereby amended and restated in its entirety as follows:

          5.3. Bank Financing. Prior to or concurrently with the Second Closing, the Company shall have entered into an amended and restated credit agreement with its lenders on terms satisfactory to the Investors in their sole discretion (the "Amended and Restated Credit Agreement"), and the closing thereunder shall have occurred. Without limiting the generality of the foregoing, the Amended and Restated Credit Agreement shall provide, among other things, for (i) a commitment from General Electric Capital Corporation to purchase $20 million in aggregate principal amount of the Company's Tranche B Term Notes; and (ii) Bank of America, N.A.'s revolving credit commitment to be increased by at least $5 million from its existing revolving credit commitment under the Credit Agreement. In determining whether the Amended and Restated Credit Agreement is satisfactory to the Investors in their sole discretion, the Investors shall not be deemed to have accepted or agreed to any terms contained in any draft documents or term sheets disclosed to the Investors prior to the execution and delivery of the First Amendment to this Agreement.

     (s) Section 5.6 is hereby amended and restated in its entirety as follows:

          5.6. Proxy Statement; Stockholders Meeting. The Company shall hold the Stockholders Meeting as soon as practicable after the date hereof for the purpose of acting upon this Agreement and the transactions to be consummated at the Second Closing to the extent requiring stockholder approval, including, without limitation, the issuance and sale of the Series A Preferred Stock and the Warrants to the Investors; provided, however, that at the request of GSCP, the Company shall adjourn the Stockholders Meeting from time to time until all of the conditions set forth in Article VI (other than the condition set forth in Section 6.1(c) and other than those conditions that by their nature are to be satisfied at the Second Closing) are satisfied or waived, such that the Stockholders Meeting shall take place on the same day as the Second Closing in accordance with Section 2.5. The Company shall recommend that its stockholders approve this Agreement and the transactions contemplated hereby requiring such stockholder approval. The Company and the Investors shall cooperate in the preparation of the Proxy Statement to be mailed to the Company's stockholders in connection with the solicitation of such approval and shall use their reasonable best efforts to take, or cause to be taken, all actions necessary to prepare the Proxy Statement, file the Proxy Statement with the SEC and respond to any comments it may have, and distribute the Proxy Statement to the Company's stockholders as expeditiously as practicable; provided, that the Company shall file the Proxy Statement with the SEC no later than January 31, 2000 and the Company shall file a supplement to the Proxy Statement in connection with the execution of the First Amendment to this Agreement no later than May 15, 2000. The Company shall give the Investors a reasonable opportunity to review and comment on the Proxy Statement and related communications with stockholders of the Company, and the Investors shall have the right to consent to any descriptions of or references to (i) the Investors or any of their Affiliates, and (ii) the Transaction Documents and the other agreements executed concurrently therewith and the transactions contemplated thereby in the Proxy Statement or such communications, which consent shall not be unreasonably withheld or delayed.

     (t) Section 5.9(b) is hereby amended and restated in its entirety as follows:

          (b) From the Second Closing Date and for so long as the Investors and their Affiliates collectively beneficially own not less than (i) 66 2/3% of the Second Closing Ownership Amount (as such ownership may be adjusted for stock splits, reverse stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events), GSCP shall have the right to designate, at all times and from time to time, three directors of the Company; (ii) 33 1/3% of the Second Closing Ownership Amount (as such ownership may be adjusted for stock splits, reverse stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events), GSCP shall have the right to designate, at all times and from time to time, two directors of the Company; and (iii) 10.0% of the Second Closing Ownership Amount (as such ownership may be adjusted for stock splits, reverse stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events), GSCP shall have the right to designate, at all times and from time to time, one director of the Company (individuals designated pursuant to this paragraph, the "Preferred Designees", and together with the Noteholder Designees, the "Investor Designees"). The Initial Preferred Designees elected pursuant to paragraph (c) below and the Initial Noteholder Designee elected prior to the Initial Closing shall be the initial Preferred Designees.

     (u) Section 5.9(f) is hereby amended and restated in its entirety as follows:

          (f) After the date hereof, without the prior written consent of GSCP, the Board of Directors (i) shall not consist of more than eight members so long as the Investors and their Affiliates own any Notes and
(ii) shall not consist of more than ten members so long as the Investors and their Affiliates beneficially own at least 10.0% of Second Closing Ownership Amount (as such ownership may be adjusted for stock splits, reverse stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events).

     (v) Section 5.10 is hereby amended and restated in its entirety as follows:

          5.10. Certificates of Designation. The Series A Certificate of Designation, in the form of Exhibit C to the First Amendment to this Agreement, and the Series B Certificate of Designation, in the form of Exhibit D to the First Amendment to this Agreement, set forth the terms, designations, powers, preferences and relative participation, optional and other special rights, qualifications, limitations and restrictions of the Series A Preferred Stock and the Series B Preferred Stock, respectively. The Company shall, prior to or concurrently with the Second Closing, cause the Series A Certificate of Designation and Series B Certificate of Designation to be filed with the Secretary of State of the State of Delaware.

     (w) Section 5.15 is hereby amended and restated as follows:

          5.15. Transfer Taxes. The Company shall be responsible for any Liability with respect to any transfer, stamp or similar Taxes that may be payable in connection with the execution, delivery and performance of this Agreement including, without limitation, any such Taxes with respect to the issuance or transfer of the Notes, the GS Shares, the Series A Preferred Stock, the Warrants, the Conversion Shares or the Warrant Shares.

     (x) Section 5.16(a) is hereby amended and restated as follows:

          (a) So long as any Notes, GS Shares, Preferred Stock, Warrants or Conversion Shares are outstanding, the Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and after the Second Closing, shall take such further action as the Investors may reasonably request, all to the extent required to enable the Investors to sell any of the foregoing securities pursuant to and in accordance with Rule 144. Such action shall include, but not be limited to, making available adequate current public information meeting the requirements of paragraph (c) of Rule 144. During the period of two years following the Initial Closing, the Company shall not, and shall not permit any of its Affiliates to, resell any of the Notes which constitute "restricted securities" under Rule 144 that have been reacquired by any of them.

     (y) Section 5.18(a) is hereby amended and restated as follows:

          (a) From the Second Closing Date and for so long as the Investors collectively beneficially own not less than 10.0% of the total number of shares of Common Stock outstanding from time to time, in the event the Company proposes to issue any capital stock of any kind (including any Common Stock, preferred stock, warrants, options or securities or units comprising securities convertible into or exchangeable for Common Stock or preferred stock or rights to acquire the same) of the Company, other than
(1) pursuant to an employee or non-management director stock option plan, stock bonus plan, stock purchase plan or other management equity program or plan, (2) pursuant to any merger, share exchange or acquisition pursuant to which shares of Common Stock are exchanged for, or issued upon cancellation or conversion of, equity securities of an entity engaged primarily in, or to acquire assets primarily for use in, the business conducted by the Company and the Subsidiaries or a business reasonably related to the business conducted by the Company and the Subsidiaries, or (3) securities issuable upon exercise of previously issued warrants, options or other rights to acquire capital stock or upon conversion of previously issued securities convertible into capital stock, then the Company shall:

               (i) deliver to the Investors written notice setting forth in reasonable detail (1) the terms and provisions of the securities proposed to be issued (the "Proposed Securities"); (2) the price and other terms of the proposed sale of such securities; (3) the amount of such securities proposed to be issued; and (4) such other information as the Investors may reasonably request in order to evaluate the proposed issuance; and

               (ii) offer to issue to the Investors in the aggregate a portion of the Proposed Securities equal to a percentage determined by dividing (x) the number of shares of Common Stock beneficially owned by the Purchasers (assuming exercise of the Warrants (and conversion of the Warrant Shares upon exercise of the Warrants into Common Stock) and conversion of all of the shares of Series A Preferred Stock into Common Stock), by (y) the total number of shares of Common Stock then outstanding.

The Investors must exercise the purchase rights hereunder within ten business days after receipt of such notice from the Company.

     (z) Section 5.19(a) is hereby amended by deleting the words "the Investors" and inserting in place thereof the words "GSCP and the GSCP Affiliates".

     (aa) Section 5.19(a)(A) is hereby amended by deleting the words "the Investors" and inserting in place thereof the words "GSCP and the GSCP Affiliates".

     (bb) Section 5.19(a)(B) is hereby amended by deleting the words
"the Investors or the Investor Designees" and inserting in place thereof the words "GSCP and the GSCP Affiliates or Investor Designees appointed by GSCP".

     (cc) Section 5.19(b) is hereby amended by inserting the words "Series A" before the words "Certificate of Designation".

     (dd) Section 5.20 is hereby amended by inserting the words "Series A" before the words "Preferred Stock".

     (ee) Section 5.22 is hereby amended and restated in its entirety as follows:

          5.22. Use of Proceeds. The proceeds from the sale of the Notes, the GS Shares, the Series A Preferred Stock and the Warrants shall be used for general corporate purposes as shall be determined by the Board of Directors.

     (ff) Section 6.1(c) is hereby amended and restated as follows:

          (c) the issuance of the Series A Preferred Stock and the Warrants to the Investors in connection with the Second Purchase shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable NASDAQ rules and the Company's certificate of incorporation and by-laws.

     (gg) Section 6.2(a) is hereby amended and restated as follows:

          (a) each of the representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding for this purpose all references in such representations and warranties to any materiality, Material Adverse Effect, Knowledge or similar qualifications) when made (other than representations and warranties that were modified by the First Amendment to this Agreement, which shall be true and correct as of May 5, 2000) and as of the Second Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date), except for failures to be true and correct which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

     (hh) Section 6.2(c) is hereby amended by deleting the words
"Certificate of Designation" and inserting in place thereof "Series A Certificate of Designation and Series B Certificate of Designation".

     (ii) Section 6.2(e) is hereby amended and restated in its entirety as follows:

          (e) the Company shall have entered into the Amended and Restated Credit Agreement on terms satisfactory to the Investors in their sole discretion as provided in Section 5.3 hereof, and the closing of the transactions contemplated thereunder shall occur prior to or simultaneously with the Second Closing;

     (jj) Section 6.2(h) is hereby amended by deleting the word "and" at the end thereof.

     (kk) Section 6.2(i) is hereby amended by deleting clause (i) thereof and inserting in place thereof the following:

          (i) the Warrant Shares shall have been duly authorized and reserved for issuance;

          (j) the Company shall have paid in full all interest that is due and payable under the Notes; and

          (k) the Company shall have made the deliveries set forth in
Section 2.6(a) hereof.

     (ll) Section 7.1(b) is hereby amended and restated in its entirety as follows:

          (b) by either the Investors or the Company if the Second Closing shall not have been consummated by June 15, 2000; or

     (mm) Section 8.5(c) is hereby amended and restated in its entirety as follows:

          (c) The parties agree to treat any indemnification payments made by the Company pursuant to this Agreement for Tax purposes as adjustments to the purchase price of the Notes, the GS Shares, the Series A Preferred Stock or the Warrants, as the case may be.

     (nn) Section 9.1 is hereby amended by deleting the words "$700,000" and inserting in place thereof "$800,000".

     (oo) Section 9.3 is hereby amended by adding the words ", the Warrants" immediately after the words "GS Shares".

     (pp) Section 9.5 is hereby amended by adding the words ", the Warrants" immediately after each instance in which the words "GS Shares" appear therein.

     (qq) The references on the signature to the Securities Purchase Agreement as to the number of shares of Preferred Stock each Investor is purchasing at the Second Closing are hereby deleted.

     SECTION 3. COUNTERPARTS; EFFECTIVENESS. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 4. MISCELLANEOUS. Except as expressly set forth in this Amendment, the Securities Purchase Agreement shall otherwise remain unchanged and in full force and effect and remain binding upon the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment or have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                              PROMEDCO MANAGEMENT COMPANY

                              By: /s/ Robert D. Smith
                                 -------------------------------
                                 Name:  Robert D. Smith
                                 Title: Chief Financial Officer



GS CAPITAL PARTNERS III, L.P.
                                          315,858 shares of Series A Preferred
By: GS Advisors III, L.L.C.,                      Stock
      its general partner

By: /s/ John E. Bowman
   -------------------------------        92,899 Warrants
   Name:  John E. Bowman
   Title: Vice President


GS CAPITAL PARTNERS III OFFSHORE, L.P.
                                          86,833 shares of Series A Preferred
By:   GS Advisors III, L.L.C.,                   Stock
      its general partner

By: /s/ John E. Bowman
   -------------------------------        25,539 Warrants
   Name:  John E. Bowman
   Title: Vice President


GOLDMAN, SACHS & CO.
   VERWALTUNGS GMBH                       14,582 shares of Series A Preferred
                                                 Stock

By:  /s/ Terence M. O'Toole
   -------------------------------        4,289 Warrants
   Name:  Terence M. O'Toole
   Title: Managing Director

and

By:  /s/ John E. Bowman
   -------------------------------
   Name:  John E. Bowman
   Title: Registered Agent


STONE STREET FUND 2000, L.P.


By:   Stone Street 2000, L.L.C.,          7,727 shares of Series A Preferred
      its general partner                       Stock


By:  /s/ John E. Bowman
   -------------------------------        2,273 Warrants
   Name:  John E. Bowman
   Title: Vice President